MASTER DISTRIBUTION AND LICENSING AGREEMENT

         This MASTER DISTRIBUTION AND LICENSING AGREEMENT ("Agreement") is made and entered into as of July 1, 2003, JOE'S JEANS, INC., a California company, with its principal place of business at 5804 East Slauson Avenue, Commerce, California 90040, USA, (hereinafter referred to as "JOE'S"), and ITOCHU CORPORATION, a Japanese corporation, with its principal place of business at 5-1, Kita Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan, (hereinafter referred to as "ITOCHU"), and JOE'S and ITOCHU shall hereinafter collectively be referred to as the "Parties" and individually be referred to as a "Party".

         WHEREAS, JOE'S is an internationally famous creator of men's and women's apparel, designing and manufacturing certain products (the "Imported Products" as further defined below);

         AND WHEREAS, JOE'S holds all right, title and interest in and to certain trademarks, trade names, registrations and applications, as may be used in connection with the manufacture and sale of curtain products (the, "Licensed Products" as more fully defined herein);

         AND WHEREAS, ITOCHU desires to distribute and sell the Imported Products and to manufacture and sell the licensed Products, in Japan;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution hereof, the parties agree as follows:

1. DEFINITIONS. In addition to the terms defined at elsewhere in this Agreement, the Parties agree that certain terms shall have the meanings as stated in Exhibit A attached hereto. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Section", "Exhibit" and like references are to such portions of this Agreement unless otherwise specified. All references to years, months, calendar months and days herein are references to years, months, calendar months and days according to the Gregorian calendar. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with the generally accepted accounting principles then currently prevailing in the Territory, and all accounting or financial terms shall have the meanings assigned thereto by such principles.

2. GRANT OF LICENSING RIGHTS.

2.1 Subject to the terms and conditions contained herein, JOE'S hereby grants to ITOCHU, and ITOCHU hereby accepts (i) a non-assignable, non-transferable, non-exclusive right, subject to the provisions of Section 3 below, to use the JOE'S Intellectual Property in connection with the manufacture, anywhere in the world, of the Licensed Products, and (ii) a non-assignable, non-transferable, sole and exclusive right to use the JOE'S Intellectual Property in connection with the wholesale distribution and sale, offering for wholesale distribution



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and sale, Advertising and promotion of the Products, within the Territory, whether directly to Retail Locations or though distributors for ultimate sale to Retail Locations. JOE'S shall neither use nor grant to any Person (other than ITOCHU) any right to use the JOE'S Intellectual Property in connection with the manufacture, distribution, sale, advertising or promotion of the Products or any products identical or similar thereto in the Territory during die Term without the prior express written consent of ITOCHU. Except for the sale of the Imported Products to ITOCHU hereunder, JOE'S shall not, directly or indirectly (through its other licensees or any Person), sell or supply any products identical or similar in their function to the Products under the Trademarks or any other trademark confusingly similar thereto to any Person located in the Territory or any Person outside the Territory who JOE'S knows, should know or has reason to believe intends or is likely to sell or supply such products in or to the Territory during the Term without the prior express written consent of ITOCHU.

2.2 This Agreement does not authorize ITOCHU or any Approved Sublicensee or Subdistributor to use, and consequently they shall not use or permit others to use: (i) intellectual property of JOE'S other than the JOE'S Intellectual Property; (ii) variations of the JOE'S Intellectual Property; (iii) the JOE'S Intellectual Property on or in connection with products other than the Products; or (iv) the word "JOB'S" or the Trademarks as part of a corporate name, trade name or logo, or in such a way as to give the impression that they are the property of ITOCHU or the Approved Sublicensee or Subdistributor, without the prior express written approval of JOE'S in each instance.

2.3 ITOCHU acknowledges and agrees that the JOE'S Intellectual Property is owned exclusively by JOE'S, may be used by JOE'S or its other licensees or distributors (except in conjunction with the sale of the Products in the Territory), and shall be subject to the provisions of this Agreement. JOE'S reserves the right to use, and to grant to others the right to use the JOE'S Intellectual Property in connection with any and all products outside the Territory, and any and all products other than the Products and any products identical or similar in their function thereto in the Territory.

2.4 JOE'S shall refer to ITOCHU any and all purchase orders or other inquiries regarding the Products that JOE'S receives from any Person located in the Territory, and JOE'S shall not, directly or indirectly, sell or supply the Products to any Person (other than ITOCHU) who JOE'S knows, or has reason to believe intends or is likely to resell or transship them in or to the Territory.

2.5 As long as this Agreement remains in effect and neither ITOCHU nor any Approved Sublicensee or Subdistributor is in default hereunder, ITOCHU shall have the right of first refusal to acquire the right to use the JOE'S Intellectual Property on and in connection with the manufacturing, distribution and sale, in the Territory, of products other than the Products. Upon JOE'S negotiating a proposed agreement regarding such rights with any third party, JOE'S shall notify ITOCHU of such proposed agreement, and ITOCHU shall thereafter have a period of thirty (30) days within which to enter into an agreement with JOE'S, upon terms and conditions no less favorable than those agreed to between JOE'S and the third party. If ITOCHU fails to respond within the thirty (30) day period, JOE'S shall have the right to enter into the proposed agreement with the third party; provided, however, that the terms and conditions of such proposed agreement with the third party shall not be more favorable than those offered to ITOCHU.



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2.6 Special Condition. It is a special condition of the sale and distribution of licensed Products hereunder, as envisaged in Section 2.1 above, that ITOCHU agrees to ensure that the aggregate quantities of the Licensed Products manufactured by it and/or its Approved Sublicensee or Subdistributor in any Contract Year shall not exceed the aggregate quantities of the Imported Products purchased from JOE'S by ITOCHU hereunder in such Contract Year.

3. APPOINTMENT OF ITOCHU AS EXCLUSIVE DISTRIBUTOR.

(a) JOE'S hereby appoints ITOCHU, and ITOCHU hereby accepts such appointment, as JOE'S' sole and exclusive distributor of the Imported Products in the Territory for the Term, as defined in Section 22.1. During the Term, JOE'S will not appoint any Person other than ITOCHU to sell the Imported Products in the Territory, provided that ITOCHU performs all of its obligations under this Agreement, including, without limitation, fulfilling its obligations as to the Minimum Net Purchases of Imported Products, set forth in Exhibit D.

(b) In the event that JOE'S manufactures any new or additional products similar to or related to the Imported Products, JOE'S shall promptly give written notice to ITOCHU of such effect in the form of the next scheduled line sheets of JOE'S or any other form. If, within fifteen (15) days following ITOCHU's receipt of such written notice, ITOCHU expresses in writing to JOE'S its intention to deal with those new or additional products, those new products or additional products shall be automatically and without any formality be added to the Imported Products covered by this Agreement.

4. MARKETING AND SALE OF THE IMPORTED PRODUCTS.

(a) ITOCHU will use its commercially reasonable efforts to develop diligently the retail sale of the Imported Products in the Territory, to develop and maintain the potential for increased sales, and to obtain a market share for the Imported Products. Without limiting the foregoing, ITOCHU's sales volumes of the Imported Products in the Territory shall equal or exceed the Minimum Annual Purchase Amounts as stated in Exhibit D.

(b) ITOCHU shall use its commercially reasonable efforts to build and increase sales volumes of the Imported Products consistent with the Territory's potential, to promote better customer relations, and to enhance the image and further the reputation of JOE'S and the Imported Products, As a general matter, ITOCHU will always act In JOE'S' best interest.

(c) ITOCHU shall, with due diligence, keep JOE'S informed about: (1) its activities in connection with the distribution and sale of the Imported products under this Agreement, including monthly written reports of its sale activities;
(ii) relevant. market conditions and other news and information regarding its customers, potential customers, and competition for the Imported Products; (iii) any observations, complaints, or notices received from customers or any governmental or administrative agency with respect to the Imported Products;
(iv) all applicable laws, rules, regulations, ordinances, and procedures concerning or related to the Imported Products, including without limitation import regulations and requirements, labeling, technical specifications, health and safety requirements and the like; (v) all applicable laws, rules, regulations, ordinances, and procedures concerning or related to the enforceability of any agreement related to the marketing and sale of the Imported Products, including the exclusive arrangements provided in this



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Agreement; and (vi) all other applicable laws, rules, regulations, ordinances, and procedures concerning or related to its activities in connection with the distribution and sale of Imported Products under this Agreement. ITOCHU shall obtain at its sole cost and expense all necessary import permits or licenses relating to the Imported Products. JOE'S shall provide ITOCHU, free of charge and in timely fashion and manner, any product samples and other requisite documents (including, without limitation, certificates of origin) required in connection with any application for such permits or licenses.

(d) ITOCHU shall not solicit orders for the Imported Products from outside the Territory and shall not sell any Imported Products outside of the Territory unless it has received the prior written consent of JOE'S, which may be withheld in JOE'S' sole discretion. ITOCHU shall not, directly or indirectly, sell any Imported Products to any Person who ITOCHU knows, should know or has reason to believe intends or is likely to resell Imported Products outside the Territory. ITOCHU acknowledges that because of the nature of markets and the retail environments, disputes may arise among distributors of JOE'S. ITOCHU therefore agrees, that in the event of a dispute between and among distributors arising out of or based upon a claim that Imported Products distributed or sold by one distributor infringes upon the territory granted by JOE'S to another distributor, regardless of the legal grounds upon which the cause of action or claim is based, JOE'S shall investigate the claim and ITOCHU shall cooperate in all respects with this investigation. Notwithstanding the foregoing, JOE'S shall take at its cost and responsibility, all reasonable measures to prevent any Products manufactured or sold by any other licensee or distributor of JOE'S outside the Territory, from being imported to or sold within the Territory.

(e) ITOCHU has no authority to make contracts, representations or warranties or to create any obligations whatsoever on behalf of, or which may in any way bind JOE'S. In the course of its performance of this Agreement, ITOCHU shall describe the imported Products strictly in accordance with the terms and conditions of sales, specifications, representations, warranties and disclaimers that JOE'S has communicated to ITOCHU in writing, ITOCHU shall make no representations or warranties of any kind that exceed the scope of these written terms, specifications, representations, warranties and disclaimers, provided by JOE'S to ITOCHU. ITOCHU shall communicate these terms, specifications, representations, warranties and disclaimers in a manner and form as to be enforceable to the maximum extent permitted under the applicable laws of the Territory.

(f) All Advertising of the Trademarks, Products and JOE'S name in the Territory shall be subject to the prior written consent and approval of JOE'S in its sole discretion, which approval may not be unreasonably withheld or delayed by JOE'S. These stipulations shall also apply to counter displays and packaging. In order to assist the Advertising by ITOCHU, JOE'S shall at its cost, provide ITOCHU with advertising materials such as transparencies, photographs, catalogues, brochures, and such other information relating to the Products as JOE'S may reasonably be available from time to time in its sole discretion.

(g) ITOCHU represents and warrants to JOE'S that it has the necessary resources and experience to fulfill its obligations hereunder.



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(h) ITOCHU acknowledges and agrees that it is familiar with JOE'S' sales terms for the Imported Products, including without limitation price terms, price increases over time and price increases consistent with the cost of sourcing various materials. JOE'S prices for the Imported Products cannot be determined or predicted either now or in the future. The Imported Products shall be sold by JOE'S to ITOCHU at the current wholesale line sheet price in the United State available for any season or at any time, less a twenty-five percent (25%) discount. JOE'S may increase the wholesale line sheet price in the United States for the Imported Products by giving at least thirty (30) days prior written notice to ITOCHU of any price increase provided, however, that the original prices before such increase shall apply to all purchase orders for the Imported Products placed by ITOCHU with JOB'S prior to the effective date of such price increase. Without limiting the generality of the foregoing, ITOCHU may cancel or modify, without any liability to JOE'S, the affected orders for the Imported Products by delivering a written notice of cancellation or modification to JOE'S within five (5) days of receipt of JOE'S' notice of the price increase.

5. QUALITY OF IMPORTED PRODUCTS AND SHADE SELECTION.

(a) All Imported Products supplied by JOE'S to ITOCHU shall be of the same quality as any samples submitted by JOE'S to ITOCHU. JOE'S shall provide ITOCHU at a price consistent with the wholesale line sheet price in the United States for the Imported Products, less a twenty-five percent (25%) discount, two (2) sets of samples both in size 26 inch waist, within two (2) weeks after JOE'S sales exhibitions held in the United States.

(b) The color selection of the Imported Products shall be determined by the mutual agreement between JOE'S and ITOCHU, and upon reasonable request by ITOCHU. If the request meets the minimum production requirements of JOE'S, JOE'S shall attempt to develop and supply shades of the Imported Products requested by ITOCHU and which are specific to the Territory.

(c) Notwithstanding anything contained in this Agreement, JOE'S reserves the right to discontinue the availability of, or change the design or specifications of, any Imported Products, or of any particular finish or colors of any Imported Products, at any time in its sole . and absolute discretion, without incurring any obligation to ITOCHU; provided, however, JOE'S shall give notice to ITOCHU of JOE'S' election to discontinue the availability of any Imported Products or of any finish or colors of any Imported Products within a reasonable time after this election. JOE'S may change any equipment or incorporate design features as required by law, whether or not such items or features are included in ITOCHU's order.

6. RETAIL PRICE OF IMPORTED PRODUCTS. JOE'S' Current Suggested Retail Price in the United States for each unit of the Imported `Products shall be determined from time to time at JOE'S discretion. ITOCHU may sell the Imported Products in the Territory at these prices or at prices (the "Japanese Retail Price"), as ITOCHU may determine in its sole discretion; provided, however, that the "Japanese Retail Price" of the Imported Products for the purposes of this Agreement shall not be lower than the Suggested Retail Price, ITOCHU will give written notice to JOE'S of the Japanese Retail Price at least thirty (30) days prior to the first use of said price, each time a price change occurs.



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7. PURCHASE OF IMPORTED PRODUCTS BY ITOCHU. JOE'S shall sell the Imported
Products to ITOCHU pursuant to written purchase orders submitted to JOE'S by ITOCHU in the form attached hereto as Exhibit E, and in accordance with the following terms and conditions:

(a) ITOCHU shall place a purchase order for the Imported Products with JOE'S. The purchase order shall state unit quantities, unit descriptions, including colors and shades of the Imported Products ordered, applicable prices, requested delivery dates, and the common carrier selected by ITOCHU to deliver such Imported Products pursuant to Section 7(c) below.

(b) Subject to the requirements of Sections 7(a) and 4(h) above, JOE'S shall accept ITOCHU'S purchase orders as long as orders comply with the terms of this Agreement. Each contract for sale and purchase of the imported Products between JOE'S and ITOCHU shall be formed upon the acceptance (or deemed acceptance) thereof by JOE'S pursuant to Section 9(b) below, and shall be governed by this Agreement. If any conflict arises between the terms of this Agreement and those of any individual contract of sale and purchase of the Imported Products, the terms of this Agreement shall prevail and be conclusively binding upon the Parties, except as otherwise specifically and expressly agreed upon in writing by both Parties.
(c) The Purchase Price for the Imported Products shall be determined in accordance with Section 4(h) above shall be payable by ITOCHU to JOE'S in United States Dollars.

(d) JOE'S may manufacture the Imported Products at any location that it determines, in its rule discretion. JOE'S may, from time to time and without notice to ITOCHU, change the location of its manufacture of the Imported Products, or engage other Persons to manufacture the Imported Products.

(e) All Imported Products shall be delivered by JOE'S to ITOCHU on a F.O.B. at Los Angeles, California. All delivery charges incurred in the delivery of the Imported Products from the shipment place in Los Angeles County to the Territory shall be the sole responsibility of ITOCHU. Title to each or the Imported Products, and risk of loss or damage thereto, including by theft or destruction, shall pass from JOE'S to ITOCHU upon completion of delivery of the Imported products at the shipment place in Los Angeles County of the common carrier designated by ITOCHU in a particular purchase order for the Imported Products, or the common carrier selected by JOE'S if no carrier shall have been designated by ITOCHU in any particular purchase order. For the purpose of this Agreement and for the purpose of all purchase orders arising out of this Agreement, delivery of the Imported Goods from JOE'S to ITOCHU shall be regarded as complete when the relevant Imported Products have been handed over to the truck or trucking company of the common carrier or when delivered to the designated warehouse of the common carrier, as the case may be.

(f) The Purchase Price of the Imported Products shall be paid by means of (i) wire transfer to JOE'S bank account to be designated in writing by JOE'S to ITOCHU within ten (10) days after the actual delivery date of the Imported Products (as evidenced by the date of the shipping receipt issued by the common carrier which picked up the Imported Products concerned) or (ii) an irrevocable letter of credit payable at sight against presentment of an at sight draft, accompanied by the other requisite shipping documents (including, without

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limitation, an original copy of the shipping receipt issued by the common carrier which picked up the Imported Products concerned, JOE'S commercial invoice and the packing list), that shall be opened by ITOCHU in favor of JOE'S at least fifteen (15) days prior, to the requested delivery date specified in the purchase order (with the other relevant terms mutually agreed upon by the Parties), either of which means shall be selected by JOE'S and clearly stipulated in the order acknowledgement to be issued by JOE'S in response to the purchase order placed by ITOCHU with JOE'S. In the event that there is no reference for the payment means of the Purchase Price in the order acknowledgement issued by JOE'S, JOE'S shall be deemed to select the wire transfer as the payment means of the Purchase Price. Notwithstanding the provisions of this Section 7, in case of the payment of the Purchase Price by means of a letter of credit, ITOCHU acknowledges that JOE'S shall be under no obligation to fulfill any purchase order for the Imported Products placed by ITOCHU, to deliver any Imported Products covered by such purchase order to a common carrier for shipment, or otherwise to undertake any of its obligations with reference to the purchase order, until ITOCHU has opened an irrevocable letter of credit pertaining to the purchase order.

8. ITOCHU'S FURTHER OBLIGATIONS REGARDING IMPORTED PRODUCTS.

(a) Subject to its obligations as provided in Section 4 above, ITOCHU shall have the right during the Term to enter into contracts or other marketing arrangements, in its own name, including the appointment of the Approved Subdistributors (subject to the terms of Section 11 below), sales representatives and other Persons to properly promote the sale of the Imported Products in the Territory.

(b) ITOCHU shall use its commercially reasonable efforts to promote the sale and distribution of the Imported Products in the Territory and will maintain adequate facilities and personnel to discharge its duties under this Agreement.

(c) ITOCHU shall consult with JOE'S concerning sales, marketing and distribution strategies, as provided in Section 4 hereof. Without limiting the generality of the foregoing, ITOCHU shall submit in writing (see Exhibit F) the name of any proposed customers of ITOCHU and/or its Approved Subdistributor prior to or without delay after a sale of the Imported Products to said customer, to JOE'S for its review. JOB'S may request any additional information concerning the proposed customer which shall be deemed as reasonably necessary or appropriate for its review thereon.

(d) Without the prior written consent of JOE'S, which JOE'S may withhold in its sole discretion, ITOCHU shall not use or sell the Imported Products as premiums, or distribute the Imported Products to any party which ITOCHU has reason to believe, intend to use or sell the Imported Products as premiums. For the purpose of this Section 8(d), the use or sale of the imported Products as premiums means the use or sale of the Imported Products in connection with promotional programs designed to promote the sale of the Imported Products and other goods or services of ITOCHU or any third party, including, without limitation, joint merchandise programs, give aways, sales incentive programs, and traffic builders.

9. OBLIGATIONS OF JOE'S. JOE'S covenants that during the Term it shall comply with the following obligations:

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(a) Supply. JOE'S shall supply the Imported Products that conform to the quantities and delivery dates stated in the purchase orders placed by ITOCHU and accepted by JOE'S in accordance with Section 9(b) below. If JOE'S fails to deliver the full quantity of the Imported Products by the requested delivery date specified in the purchase order accepted by JOE'S, without limiting any other remedies that ITOCHU may have hereunder, ITOCHU may have the right to cancel or modify, without any liability to JOE'S, any or all of undelivered portion of the affected purchase order for the Imported Products by giving written notice to JOE'S within ten (10) days of the delivery date of the said purchase order.

(b) Orders. As long as the purchase order for the Imported Products placed by ITOCHU with JOE'S complies with the terms of this Agreement in every respect, JOE'S shall accept the purchase order placed by ITOCHU by issuing a written order acknowledgement within fifteen (15) days after receipt thereof. In the event ITOCHU does not receive such order acknowledgment from JOE'S within such fifteen (15) day period, the relevant purchase order shall be deemed to have been accepted by JOE'S as of the last day of such fifteen (15) day period.

(c) Territory Exclusive. JOE'S shall not, directly or indirectly (through its other licensees or any Person), sell or supply the Imported Products in or to the Territory other than to ITOCHU

(d) Packing and Inspection. JOE'S shall inspect the quality, quantity and packaging of the Imported Products before delivery. ITOCHU shall conduct incoming inspection for the Imported Products within thirty (30) days after its customs clearance in the Territory. In the event that any Imported Products are found defective upon such incoming inspection, ITOCHU shall have the right to require that such defective Imported Products be replaced with satisfactory brand new Imported Products all at JOE'S' cost and expense including, without limitation, all transportation charges.

(e) Warranty. JOE'S shall warrant further that: (i) all Imported Products sold by JOE'S to ITOCHU hereunder shall be free from any and all liens, claims, and merchantable and of generally commercially saleable quality, free from material defects in material and workmanship and in conformity with JOE'S' standard specifications in effect at the time such Imported Products were manufactured; and (ii) the qualities of all Imported Products sold by JOE'S to ITOCHU hereunder shall be equivalent to those of corresponding samples provided by JOE'S to ITOCHU as set forth in Section 5(a) above. ITOCHU's exclusive remedy for a breach of the foregoing warranty shall be, at JOE'S' option: (i) the replacement of any Imported Product that fails to meet the standards of the foregoing warranty due to circumstances within the control of JOE'S; or (ii) the issuance.. of a credit to ITOCHU for the invoice price actually paid to .JOE'S by ITOCHU for the defective Imported Product. Under no circumstances shall J JOE'S be liable for any indirect, special or consequential damages (including without limitation loss of anticipated profits) in connection with or arising out of this Agreement or the Imported Products, whether arising out of contract or negligence.

(f) Third Party Claims. To the extent allowed by applicable law, all claims, whether based on JOE'S' negligence or otherwise, for any alleged damages purportedly caused to third parties by the use of the Imported Products, shall be deemed waived unless made in writing and received by JOE'S within thirty (30)

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days after ITOCHU learns of the alleged defect, claim or cause of action but in no event later than six (6) months after the original shipping date (as reflected on the hill of lading) of the Imported Products to which such claims relate. Unless otherwise requested by JOE'S, any allegedly defective Imported Products shall be stored at ITOCHU's place of business for a period of at least six (6) months after JOE'S' receipt of ITOCHU's notice of the defect, and JOE'S and its agents shall be permitted to inspect such defected Imported Products.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS, REPRESENTATION, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE USE OF THE IMPORTED PRODUCTS, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY JOE'S OR OTHERWISE (INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANBILITY OR FITNESS FOR PARTICULAR PURPOSE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

10. JOE'S INTELLECTUAL PROPERTY.

(a) ITOCHU acknowledges and agrees that at all times before, during and after the Term, JOE'S is and will be the sole and exclusive owner of any and all of the Trademarks, Trade Dress and Design Rights incorporated into the Imported Products, and ITOCHU will not attempt in any manner whatsoever, whether within the Territory, to state any claim of ownership whatsoever to any of the Trademarks, Trade Dress or Design Rights incorporated into the Imported Products.

(b) During the Term, JOE'S shell take all actions necessary to insure that JOE'S' ownership of any and all trademarks, copyrights, patents and other rights in connection with the Imported Products remain exclusively the property of JOE'S. in connection therewith, ITOCHU agrees to assist JOE'S, upon reasonable request by JOE'S, with the registration and maintenance in the Territory of JOE'S' rights in and to any and all trademarks, copyrights, patent and other rights in connection with the Imported Products.

(c) ITOCHU may use the JOE'S Intellectual Properly iii connection with the manufacture, distribution, sale, advertising or promotion of the Products in strictly compliance with the terms and solely within the scope of this Agreement, and in JOE'S' sole interest.

(d) ITOCHU hereby agrees neither to register, nor to have registered any of the Trademarks or any trade names or symbols that are confusingly similar to the Trademarks, in the Territory or elsewhere.

(e) Except as otherwise set forth herein, the right to use the Trade Dress, as provided hereunder, shall cease immediately for ITOCHU, upon the expiration or termination, for any reason, with or without cause, of this Agreement. Any use of the Trade Dress by ITOCHU thereafter shall be considered a violation of applicable intellectual property law.

(f) ITOCHU shall promptly notify JOE'S in writing of any potential, actual, or apparent infringement of the Trademarks that actually comes to its attention.

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(g) Nothing contained herein shall in any way grant or convey to ITOCHU the right to use any patent, know-how, copyright, or technical information or other, intellectual property owned or used by JOE'S other than the right to use the JOE'S Intellectual Property as provided herein.

11. APPROVED SUBLICENSEES AND SUBDISTRIBUTORS. ITOCHU may grant (i) non-assignable and non-transferable limited sublicenses to any Approved Sublicensee for any or all of the rights to use the JOE'S Intellectual Property granted hereunder for the Licensed Products and/or (ii) non-assignable and non-transferable limited distribution rights to any Approved Subdistributor for the sale, distribution Advertising of the Imported Products to Retail Locations in the Territory, subject to the following terms and conditions:

11.1 The name, ownership, background and experience of each proposed sublicensee or subdistributor and a description of the Products to be handled by such proposed Sublicensee or Subdistributor shall be submitted by ITOCHU to JOE'S, in the form as set forth in Exhibit G attached hereto, for its prior written approval, which approval shall not be unreasonably withheld or delayed.

11.2 During the Term, ITOCHU nay enter into with its Approved Sublicensee or Subdistributor any relevant contract for the relevant Products in such terms and conditions as ITOCHU determines to be necessary to fulfill its obligations under this Agreement at its sole discretion; provided, however, that ITOCHU shall not appoint as an Approved Sublicensee or Subdistributor any Person who does not agree to abide by the applicable provisions of this Agreement. ITOCHU shall indemnify and hold JOE'S harmless from and against any claim, liability or obligation arising from ITOCHU's relationship with an Approved Sublicensee or Subdistributor.

11.3 The Sublicense and/or subdistributor agreement to be entered into by ITOCHU with each Approved Sublicensee and/or Subdistributor, shall include that:

(a) All uses of the JOE'S Intellectual Property by the Approved Sublicensee for the Licensed Products, and all uses of the Trademarks, Trade Dress and Design Rights by the Approved Subdistributor for the Imported Products, be submitted to ITOCHU for its prior written approval;

(b) ITOCHU and/or JOE'S may inspect the Approved Sublicensee's or Subdistributor's sales premises regularly to monitor the display or production of the relevant Products and the use of the JOE'S Intellectual Property as well as the service provided to customers by the Approved Sublicensee or Subdistributor there;

(c) The Approved Sublicensee or Subdistributor shall cease the use of the JOE'S Intellectual Property (i) within 180 days after its receipt of written notice from ITOCHU that ITOCHU has withdrawn its appointment as the Approved Sublicensee or Subdistributor upon JOE'S' request with legitimate cause; (ii) within 180 days after the termination of this Agreement for cause by JOE'S or ITOCHU or (iii) within 180 days after the expiration of the Term, unless otherwise provided herein;



                                   Page - 10

(d) The Approved Sublicensee or Subdistributor shall waive all right to challenge or contest the interest or rights of JOE'S in the JOE'S Intellectual Property;

(e) The Approved Sublicensee or Subdistributor shall waive all right to file a cancellation action pertaining to the interest or rights of JOE'S in the JOE'S Intellectual Property; and

(f) The Approved Sublicensee or Subdistributor shall use its best efforts to prevent counterfeiting and diversion of the Products in the Territory.

11.4 An English language translation of any Sublicense or Subdistribution Agreement entered into between ITOCHU and each Approved Sublicensee or Subdistributor except any financial or economical condition relating thereto, including but not limited to royalty payment shall be furnished to JOE'S promptly after the execution thereof.

11.5 ITOCHU shall submit all proposed uses of the Trademarks, Trade Dress and/or Design Rights by each Approved Sublicensee or Subdistributor to JOE'S for its prior written approval, which approval shall not be unreasonably withheld or delayed. Once a proposed use of the Trademarks, Trade Dress and/or Design Rights by an Approved Sublicensee or Subdistributor has been submitted by ITOCHU and approved by JOE'S, such approval shall not be revoked by JOE'S so long as ITOCHU and the relevant Approved Sublicensee or Subdistributor are in full and complete compliance with the terms and conditions of this Agreement.

11.6 ITOCHU shall cause each Approved Sublicensee or Subdistributor to fully and timely comply with all other applicable requirements of this Agreement relating to Approved Sublicensees or Subdistributors. ITOCHU shall give any Approved Sublicensee or Subdistributor written notice of disapproval pursuant to Section 11.3(c)(i) above, in the event that either ITOCHU or JOE'S reasonably determines that any Approved Sublicensee or Subdistributor has not fully and/or timely complied with the applicable requirements of this Agreement relating to Approved Sublicensees or Subdistributors.

11.7 ITOCHU is desirous of appointing Bobson Co., Ltd., a Japanese corporation, as an Approved Sublicensee and Subdistributor as envisaged in this Agreement, and JOE'S hereby approves this appointment of Bobson Co., Ltd. subject to the general conditions of this Section 11.

11.8 Notwithstanding any sublicense or subdistribution agreement to be entered into by ITOCHU with each Approved Sublicensee and/or Subdistributor, ITOCHU shall be fully liable to JOE'S with respect to all obligations undertaken by ITOCHU under this Agreement, and with respect to the actions and omissions of any Approved Sublicensee or Subdistributor.

12. JOE'S REPRESENTATIONS AND WARRANTIES. JOE'S hereby represents and warrants to ITOCHU that:

(a) JOE'S is the owner of the Trademarks in the Territory;

(b) The information regarding the Trademarks as listed in Exhibit B attached hereto is true and correct in every respect;



                                   Page - 11

(c) It has full corporate right, power and authority to enter into and perform this Agreement;

(d) No event has occurred which would have a material impact on its business, operations or condition (financial or otherwise); and

(e) It has the ability and capacity to perform its obligations hereunder.

12.2 Except as expressly set forth herein, JOE'S makes no representation or warranty, either express or implied, as to any matter whatsoever, including, without limitation, the design, merchantability, durability, suitability of any Product or the fitness of any Product for a particular purpose and JOE'S hereby specifically disclaims any such representation or Warranty. JOE'S undertakes however, to supply Imported Products to ITOCHU that are of the same quality as the products that it supplies to its customers in the United States.

13. ITOCHU'S REPRESENTATIONS AND WARRANTIES. ITOCHU hereby represents and warrants to JOE'S that:

(a) It has full corporate right, power and authority to enter into and perform this Agreement;

(b) No event has occurred which would have a material impact on its business, operations or condition (financial or otherwise); and

(c) It has the ability and capacity to perform its obligations, hereunder, or to cause such obligations to be performed hereunder.

14. SUBCONTRACTORS.

14.1 Subject to JOE'S' prior written approval, which approval shall not unreasonably be withheld or delayed, ITOCHU and/or Approved Sublicensees may employ Subcontractors to manufacture the Licensed Products on a non-exclusive basis anywhere in the world.

14.2 ITOCHU shall commence distribution of the Licensed Products in the Territory no later than January 31, 2004, unless otherwise agreed upon by the Parties.

14.3 ITOCHU shall at all times maintain or have maintained, in its sole discretion, an adequate stock of the Imported Products and Licensed Products sufficient to satisfy without delay the reasonably expected sales volume in the Territory.

14.4 ITOCHU shall purchase the Imported Products only from JOE'S and only for sale in the Territory.

14.5 ITOCHU acknowledges that the manner and scope of distribution of the Products and their availability, variety of selection, colors, and sizes, are critical to the promotion and enhancement of JOE'S image and to the protection of the Trademarks and their associated goodwill.



                                   Page - 12

15.      DESIGN STANDARDS AND PRESTIGE OF LICENSED PRODUCTS,

15.1 During the Term, JOE'S shall provide ITOCHU, free of charge, with design concept, design sketches, material sketch, fabric swatches, thread samples, color ideas in connection with the Licensed Products for every Season, together with specific design and coordination instructions, and all such other information, materials and services as may be reasonably required by ITOCHU to realize the design, manufacture, sale, distribution and marketing of the Licensed Products (collectively, the "Know-How"). The tinning and manner in which the Know-How will be provided shall be separately established upon by mutual agreement between the Parties; provided, however, that JOE'S shall provide the Know-How in such timely fashion and manner as enable ITOCHU to start the licensing operations and to develop such operations for the Licensed Products efficiently and smoothly.

15.2 ITOCHU shall submit to JOE'S, for its prior written approval, all design concepts of the Licensed products proposed to be manufactured or caused to be manufactured by ITOCHU and/or any Approved Sublicensee (the "Design Concept"), which approval shall not he unreasonably withheld or delayed by JOE'S. The Design Concepts shall consists of (i) samples of the licensed Products, (b) sample fabric materials thereof and (c) u packaging and trim board therefore. Samples of each Licensed Product shall be submitted to JOE'S with the actual fabric or other materials co be used fur such Licensed Product. The samples shall be submitted together with a completed licensed Product Approval Form in the form attached hereto as Exhibit H, and must be accompanied by additional completed Fabric and/or Color Approval Form in the form attached hereto as Exhibit H-1. Each Season, ITOCHU shall submit, or shall cause the Approved Sublicensee to submit, a packaging and trim board with respect to each Licensed Product. If ITOCHU or any Approved Sublicensee wishes to submit separately any item of trim, it shall be submitted on the licensed Property Use Approval Form in the form attached hereto as Exhibit H-2. The Design Concept of each Licensed Product must be approved separately for each Season, regardless of whether it was approved for a prior Season.

15.3 Once JOE'S has approved the Design Concept of the Licensed products submitted by ITOCHU under Section 15.2 above, JOE'S shall not revoke such approval so long as ITOCHU and the relevant Approved Sublicensee are in full and complete compliance with the terms and conditions of this Agreement.

15.4 Subject to the terms and conditions of this Agreement, ITOCHU shall only manufacture, sell and distribute, and shall cause each Approved Sublicensee to only manufacture, sell and distribute, the Licensed Products based on the approved Design Concept for which JOE'S' approval remains unrevoked.

15.5 ITOCHU acknowledges that the Trademarks have established prestige and goodwill and are well recognized in the minds of the public, and that it is of great importance to each Party that, in the manufacture and sale of the Licensed Products, the high standards, reputation and image that JOE'S has established be maintained. Accordingly, the Licensed Products manufactured or caused to be manufactured by ITOCHU and/or the Approved Sublicensee shall be of high quality workmanship and materials with strict adherence to all details and characteristics embodied in the Design Concept approved by JOE'S in accordance with Section 15.2 above.



                                   Page - 13

15.6 The approvals envisaged in this Section 15.2 above, shall require a written response from JOE'S within fourteen (14) days of receipt of the relevant Design Concept; if JOE'S fails to respond within the said fourteen (14) day period, the requested Design Concept shall be denied approved by JOE'S. If any Design Concept is disapproved by JOSS, JOE'S shall give ITOCHU a written notice identifying what part thereof JOE'S considers inappropriate and so as to enable ITOCHU, where practical or possible, to correct or cure such inappropriate part by alteration. ITOCHU may thereafter re-submit the Design Concept, if such alteration can remedy the inappropriate part. Notwithstanding; what has been stated in this Section, the Parties acknowledge that the review of Design Concepts is by the very nature of design and creation, not a precise and objective enunciation, and therefore disapprovals and opinions supporting such disapprovals by JOE'S, shall be at the sole discretion or opinion of JOE'S.

16.      QUALITY CONTROL AND APPROVALS.

16.1 The Licensed Products manufactured by and for ITOCHU and/or any Approved Sublicensee and sold by ITOCHU and/or Approved Sublicensee shall strictly adhere to the Design Concept and quality based thereon previously approved in writing by JOE'S in accordance with Section 15 above. Each Licensed Product shall have a style number permanently affixed to it.

16.2 Prior to the commencement of distribution, and within two (2) weeks of when each Licensed Product is first manufactured, ITOCHU shall deliver, to JOE'S by overnight courier at least one (1) representative of each finished Licensed Product for approval by JOE'S, which approval shall not be unreasonably withheld or delayed. if such Licensed Product is, in the reasonable judgment of JOE'S, not manufactured in strict compliance with the Design Concept and quality based thereon previously approved by JOE'S in accordance with Section 15 above, JOE'S shall give ITOCHU written notice of any such non-compliance within fourteen (14) days of receipt of the representative thereof, which notice shall specify what part thereof JOE'S considers inappropriate and also expressly stating the reasons therefore in reasonable details so as to enable ITOCHU to correct or cure such inappropriate part. As soon as reasonably practicable after its receipt of such notice, ITOCHU shall promptly correct or have corrected any inappropriate part specified by JOE'S therein. If such Licensed Product as corrected by ITOCHU, is still not approved by JOE'S due to the same non-compliance, or if ITOCHU and/or" such Approved Sublicensee fails to correct any such specified inappropriate part, the Trademarks shall be promptly removed from such Licensed Products, without cost to JOE'S, in which event such Licensed Products may be sold by ITOCHU and/or such Approved Sublicensee, provided that they are in no way identified as a product originating with or originated by JOE'S, or otherwise identified with JOY'S or any of the Trademarks.

         Once the representative of each finished Licensed Product submitted by ITOCHU to JOE'S has been approved by JOE'S, such approval shall exist and not revoked by JOE'S so long as ITOCHU and the relevant Approved Sublicensee are in full and complete compliance with the terms and conditions of this Agreement.

16.3 JOE'S shall have the right, upon reasonable prior (but always not less than seven (7) business days) written notice, during normal business hours and at JOE'S' oven cost, to inspect all facilities utilized by ITOCHU, any Approved



                                   Page - 14

Sublicensee, and their respective Subcontractors and suppliers, in connection with the manufacture, sale, storage or distribution of the Licensed Products, and to examine the Licensed Products in the process of manufacture. In addition, ITOCHU consents, and agrees to cause each Approved Sublicensee to consent, to JOE'S' examination (to be performed by JOE'S at its own cost) of the Licensed Products held by it and/or its Approved Sublicensee for resale, upon JOE'S' reasonable prior (but always not less than seven (7) business days) written notice and during normal business hours. Further, ITOCHU shall take, and shall cause each Approved Sublicensee to take, all necessary steps, and any other steps reasonably requested by JOE'S, to prevent or avoid any misuse of the JOE'S Intellectual Property by any of its and/or the Approved Sublicensee's customers, Subcontractors or other resources.

16.4 ITOCHU shall comply, and shall cause each Approved Sublicensee to comply, with all laws, rules, regulations and requirements of any and all governmental bodies that may be applicable to the manufacture, distribution, sale or promotion of the Licensed Products. ITOCHU shall promptly advise, and shall cause each Approved Sublicensee to promptly advise, JOE'S in writing if ITOCHU or any Approved Sublicensee receives any notice of any violation of any such law, rule, regulation or requirement or if ITOCHU or any Approved Sublicensee has been notified or contacted by any governmental body regarding a possible violation.

16.5 ITOCHU shall, upon JOE'S' reasonable prior (but always not less than fourteen (14) business days) written request, make its personnel, and shall cause the Approved Sublicensees to make their respective personnel available during normal business hours for consultation with JOE'S and its agents or representatives. ITOCHU shall make available, and shall cause each Approved Sublicensee or Subdistributor to make available, to JOE'S, upon JOE'S reasonable prior (but always not less than fourteen (14) business days) written notice, marketing plans, reports and information which ITOCHU and the Approved Sublicensees or Subdistributors may have with respect to the Licensed Products and/or Imported Products, as the case may be.

16.6 Prior to the first shipment of any product hereunder, ITOCHU shall submit to JOE'S, for its approval, the names of all intended customers of ITOCHU and the Approved Sublicensees and Subdistributors for such Products on the Customer Profile Form in the form attached hereto as Exhibit D. Prior to the sale of such Product to any new customer of ITOCHU or any Approved Sublicensee or Subdistributor, ITOCHU shall submit to JOE'S for its approval, the names of such new intended customers prior to making sales to any such new intended customers. Those approvals shall not be unreasonably withheld or delayed but shall be based upon JOE'S' reasonable standards for high quality specialty shops and department stores which deal in products similar in quality and prestige to the Products and the Image associated therewith and the operations of which are consistent with the quality and prestige of the Trademarks and the Image associated therewith. In its reasonable discretion, JOE'S may revoke at any time its approval with respect to a customer for the Products of either ITOCHU or any Approved Sublicensee or Subdistributor if such customer fails to maintain the above-referenced standards. From time to time during the Term, upon the request of JOE'S, ITOCHU shall send to JOE'S via facsimile a list of all current customers for all Products.



                                   Page - 15

16.7 ITOCHU shall maintain, and ITOCHU shall cause the Approved Sublicensees or Subdistributors to maintain, the high standards and consistency of the Trademarks, Products and image associated therewith in all Advertising and promotion of the Products. Neither ITOCHU nor any Approved Sublicensee or Subdistributor shall use any Advertising or other business materials relating to any Products or bearing any Trademarks, including, without limitation, use in any business documents, invoices, stationery, Advertising, promotions, labels and packaging, unless previously approval in writing by JOE'S, whose approval shall not be unreasonably withheld or delayed by JOE'S.

         Once any item of Advertising or other business materials submitted by ITOCHU has been approved by JOE'S, such approval shall not be revoked by JOE'S so long as ITOCHU and the relevant Approved Sublicensee or Subdistributor are ii, full and complete compliance with the terms and conditions of this Agreement; provided, however, that any approved Advertising or business materials must be resubmitted for approval each Contract Year calendar year during the Term hereof. JOE'S' approval thereon shall be effective until revoked by JOE'S with legitimate cause. At the option of JOE'S, ITOCHU shall include, and shall cause each Approved Sublicensee or Subdistributor to include, on their respective Advertising or other business materials an indication of the respective relationships of the parties in a form approved in writing by JOE'S.

17.      DISTRIBUTION OF LICENSED PRODUCTS.

17.1 The manner and scope of the distribution of the Products, their availability, variety, fabrication, colors and sizes, are critical to the promotion and protection of the Trademarks, the Design Rights and their associated goodwill. ITOCHU shall cause each Approved Sublicensee Of Subdistributor to use, its best efforts to exploit the rights granted hereunder throughout the Territory, including, without limitation, selling commercial quantities of the relevant Products on a timely basis and maintaining a sales force (consisting of employees whose full time responsibilities shall be the sale exclusively of the relevant Products) sufficient to provide effective distribution of the Products throughout the Territory, including, without limitation. selling commercial quantities of a representative sampling of the relevant Products of various styles, fabrications and colors; offering for sale the relevant Products so that they may be sold to consumers on a timely basis; maintaining a sales force sufficient to provide effective distribution throughout the Territory; and cooperating with JOE'S' and ITOCHU's other marketing, sales and anti-counterfeiting programs.

17.2 Except as otherwise provided herein, the distribution of the Products shall be performed only by ITOCHU and/or Approved Sublicensees and/or Subdistributors and only in the Territory, Neither ITOCHU nor any Approved Sublicensee or Subdistributor shall market or promote or seek customers for the Products outside of the Territory and neither ITOCHU nor any Approved Sublicensee or Subdistributor shall establish or maintain inventories of the products outside of the Territory.

17.3 ITOCHU shall exercise its best efforts, and shall cause each Approved Sublicensee or Subdistributor to exercise its best efforts, to safeguard the established prestige and goodwill of the Trademarks, and the Image associated with the Trademarks, at the same level of prestige, goodwill and Image as heretofore maintained by JOE'S.



                                   Page - 16

17.4 ITOCHU will use its best efforts, and will cause each Approved Sublicensee or Subdistributor to use its best efforts, to sell the Products directly only to those Retail Locations or to wholesalers for ultimate sale only to those Retail Locations which agree to abide by the following terms and conditions:

(a) Whenever possible, such Retail Location will use its best efforts to establish a separate area in the store devoted exclusively to sale of the relevant Products;

(b) Such Retail Location will agree not to ship any of the Products outside of the Territory, and will only sell the Products in its own Retail Locations and not to other retailers; and

(c) Such Retail Location will permit inspections by ITOCHU and/or JOE'S of its facilities for the sale of the products during regular business hours.

17.5 Because the following practices are harmful to the Trademarks, the Design Rights and the prestige, goodwill and Image associated therewith, ITOCHU agrees, and agrees to cause each Approved Sublicensee not to: (a) Sell or distribute any of the Licensed Products to wholesalers, distributors or any other persons or entities which do not sell the Licensed Products solely for ultimate sale at Retail Locations in the Territory;

(b) Use or permit the use of any of the Licensed Products as giveaways, prizes or premiums, except for promotional prizes which have received the prior written approval of JOE'S; and

(c) To sell any Licensed Products which are Seconds Without the prior written approval of JOE'S.

18. ADVERTISING AND MARKETING.

18.1 All Advertising, promotion and marketing; of the products must be consistent with the high quality, image and standards of JOE'S. Before publication of any advertisement, ITOCHU shall submit to JOE'S the advertisement for its approval using an Advertising; Approval Form in the form attached hereto as Exhibit I. The approval shall not be unreasonably withheld or delayed by JOE'S. The right of approval shall encompass media placement and scheduling, creative execution, all advertising materials, fixtures, fittings, interior presentations, shopping bags, all promotional literature and essentially anything requiring the JOE'S name or logo.

18.2 Each Contract Year, ITOCHU, jointly and together with the Approved Sublicensees and Subdistributors, shall expend, in the aggregate, at least three percent (3%) of the Net Sales of all the products for Advertising of the Products. Advertising expenditures shall be submitted to JOE'S on each January 15 and July 15 during the Term on the Advertising, Marketing and Promotion Expenditure Form, attached hereto as Exhibit J-2. Each December 15 and June 15 during the Term, ITOCHU shall submit to JOE'S a non-binding Advertising budget for the next six (6) months specifying the media, the date and time of publication of each advertisement.



                                   Page - 17

18.3 Upon two (2) weeks prior written notice to ITOCHU, but not more frequently than twice in a calendar year, JOE'S may require ITOCHU to meet in the Los Angeles offices of JOE'S concerning any matter which is a subject of this Agreement. ITOCHU shall pay all of its own costs and expenses relating to its attendance at such meetings. Any and all costs and expenses arising from traveling to the Territory or elsewhere by any personnel of or for JOE'S in connection with this Agreement shall be fully borne and paid by JOE'S.

19.      PROTECTION OF TRADEMARKS AND DESIGN RIGHTS.

19.1 ITOCHU. shall cooperate, and shall cause each Approved Sublicensee or Subdistributor to cooperate, at the cost and expense of JOE'S when such cooperation results in the need for necessary expenditures approved by .TOE'S, fully and in good faith with JOE'S for the purpose of securing and preserving JOE'S' rights in and to the Trademarks and Design Rights as applicable, including, without limitation, the execution, filing and prosecution of trademark, copyright or patent applications. ITOCHU shall not, and shall cause any Approved Sublicensee or Subdistributor not to, directly or indirectly, file a trademark or service mark application or applications to register the Trademarks for the Products or otherwise, whether within the Territory or without, without the prior express written approval of JOE'S. In the event that either ITOCHU or any Approved Sublicensee or Subdistributor files any such trademark or service mark applications, ITOCHU shall assign, and shall cause such Approved Sublicensee or Subdistributor to assign, promptly to JOE'S, at its sole cost and expense, all right, title and interest of ITOCHU or such Approved Sublicensee or Subdistributor in such applications or the resulting registrations.

19.2 ITOCHU shall not, and shall cause any Approved Sublicensee or Subdistributor not to (a) contest or challenge JOE'S' title or rights in and to the Trademarks and Design Rights in any jurisdiction or attack the validity of this Agreement, the Trademarks or Design Rights or (b) contest the fact that ITOCHU's or any Approved Sublicensees' or Subdistributors' rights under this Agreement (i) are solely those of ITOCHU or Approved Sublicensee or Subdistributor, as the case may be, and (ii) subject to the provisions of
Section 25, cease upon termination or expiration of such rights under this Agreement except otherwise provided at elsewhere herein. The provisions of this
Section 19.2 shall survive the termination or expiration of this Agreement.

19.3 ITOCHU shall assist, and shall cause the Approved Sublicensees or. Subdistributors to assist, JOE'S in the protection of JOE'S' rights to the Trademarks and Design Rights. The costs of such assistance shall be dealt with in accordance with this Agreement. ITOCHU shall immediately give notice, and shall cause each Approved Sublicensee or Subdistributor to immediately give notice to JOE'S through ITOCHU, by telephone and in writing by facsimile, of any infringement or misuse of the Trademark; or Design Right, by any third party in the Territory of which ITOCHU or any Approved Sublicensee or Subdistributor becomes actually aware. Upon receipt of notification from ITOCHU or any Approved Sublicensee or Subdistributor of the occurrence of any such infringement or misuse in the Territory, and if the infringement or misuse relates to counterfeiting, parallel imports, or any illegal use of the Trademark, JOE'S shall commence legal action regarding any such infringement or misuse at its own expense, and shall also take, at its own expense such legal steps as it determines to be reasonably necessary, to protect JOE'S' rights to the Trademarks and Design flights.



                                   Page - 18

19.4 JOE'S hereby represents and warrants to ITOCHU that JOSS is the owner of the JOB'S Intellectual Property and that to the best knowledge of JOE'S, the manufacture, sale, distribution, promotion and Advertising of the Products or any use of JOE'S Intellectual Property dues not infringe, or violate any patent, copyright or trademark in the Territory (the "Third Party Rights"). In the event that any suit, proceeding or claim is brought against ITOCHU and/or any Approved Sublicensees and/or Subdistributors (collectively "ITOCHU's Indemnified Parties") by any third party or parties alleging the infringement or violation of the Third Party's Right, in connection with the Products or the JOE'S Intellectual Property, JOE'S shall be given prompt and immediate written notice of such suits, proceedings or claims by ITOCHU. JOE'S, shall have the authority to assume the sole defense on behalf of all of ITOCHU's Indemnified Parties through its own counsel and to compromise or settle the matter as it deems fit. ITOCHU shall nevertheless have the right to participate, or have any of the other ITOCHU's Indemnified Parties participate, in the defense of any such suit, proceeding or claim in which any of them is or are named a party defendant, provided that in such case ITOCHU and Its Indemnified Parties shall bear their own costs and expenses so to do, including all their attorneys fees.

19.5 ITOCHU shall have the right, at any time during the Term, to request that JOE'S authorize ITOCHU to be registered as an exclusive user ("senyoshiyoken-sya") in Japan with respect to all or any of the Trademarks for the Products under the Japanese Trademark Law (Law No. 127 of 1959, as amended), and upon such request. JOE'S shall promptly and fully cooperate with ITOCHU to accomplish such registration. ITOCHU shall promptly and fully cooperate with JOE'S to effect a cancellation of such recordation of the user registration at the expiry of the term of this Agreement, or upon the termination of this Agreement for any reason whatsoever. The casts associated with the user registration mentioned above shall be borne by ITOCHU. Similarly, the costs associated with cancellation of such user registration upon termination of this Agreement for whatever reason, shall be borne by ITOCHU.

20.      PAYMENTS OF TRADEMARK ROYALTY AND REPORTS.

20.1 In full and complete consideration of the rights and licenses to use the JOE'S intellectual Property granted by JOE'S to ITOCHU hereunder, ITOCHU shall pay for each Contract Year to JOE'S a running royalty (the "Trademark Royalty") equal to the aggregate amount of the following: (i) six percent (6%) of the Net Sales of all bottoms for both men and women of the Licensed Products and (ii) five percent (5%) of the Net Sales of all tops for both men and women of the Licensed Products. The Trademark Royalty shall be paid by means of wire transfer to JOE'S' bank account to be designated in writing by JOE'S to ITOCHU within sixty (60) days after the end of each Quarter in each Contract Year.

20.2 Not later than thirty (30) days after the end of each Quarter, ITOCHU shall send on a quarterly basis to JOE'S via facsimile, the Quarterly Royalty Statement in the form attached hereto as Exhibit J with respect to (i) the number, description and invoice price of each Licensed Product sold (by Style Number), (ii) the Gross Sales, Returns actually received, Trade Discounts and Allowances actually granted, the Net Sales (in dollars) of all Licensed Products



                                   Page - 19
sold by ITOCHU and each Approved Sublicensee during such Quarter (iii) the quantity of licensed Products sold to each customer and (iv) any other information that may he required by JOE'S.

20.3 Receipt or acceptance by JOE'S of the Quarterly Royalty Statement pursuant to Section 20.2 above, or of any sums paid by ITOCHU based thereon, shall not preclude JOE'S from questioning. the completeness or accuracy of such Quarterly Royalty Statement at any time within three (3) years of the date of such Quarterly Royalty Statement,

20.4 If any payment of the Trademark Royalty on the Licensed Products is delayed for any reason (except any cause beyond ITOCHU's reasonable control), interest shall accrue on the unpaid principal amount of such Trademark Royalty from and after the date on which the same became due at the rate of one percent (1%) per month,

20.5 All references to "US$" or "Dollar" in this Agreement shall mean the lawful currency of the United States of America. All payments by ITOCHU to JOE'S hereunder shall be made in the U.S. Dollar. In the event that any amounts due and payable by ITOCHU to JOE'S hereunder (including, without limitation, the Trademark Royalty) is denominated in Japanese Yen or other foreign currency, such due amounts shall be converted into the U.S. Dollar amount by using the exchange rate for telegraphic transfer quoted by the Tokyo head office of The Bank of Tokyo-Mitsubishi, Limited (or any other reputable international bank as selected by ITOCHU) for the purchase of the U.S. Dollar with Japanese Yen or other foreign currency at approximately 11:00 A.M. (Tokyo. Japan time) on (a) such a date as mutually agreed upon by the both Parties from time to time for each payment or (b) if not agreed upon by the both Parties, the date of actual remittance of any, due amount.

20.6 Any and all taxes levied by the government of Japan upon any payments from ITOCHU to JOE'S hereunder and required by any applicable law to be withheld by ITOCHU from such payments shall be borne by JOE'S. ITOCHU shall withhold the amount of such taxes from the payments and shall promptly pay the withheld taxes to the appropriate tax authorities of Japan, and thereafter shall transmit to JOE'S official tax receipts or other evidence issued by the, said authorities.

21.      ACCOUNTING.

21.1 ITOCHU shall at all times keep and maintain, and shall cause each Approved Sublicensee or Subdistributor to keep and maintain, an accurate account of all operations within the scope of this Agreement for a period of at least three (3) years after the termination or expiration hereof, including, without limitation, separate and appropriate books of account and records sufficient to reconcile the number of units manufactured with the number of units sold.

21.2 The books of account of ITOCHU and each Approved Sublicensee, with respect to the sales of the Licensed Products, shall be available for inspection, copying and audit by JOE'S, its agents and representatives during normal business hours, upon not less than seven (7) business days advance notice, but such audit shall not be made more than once in each year and shall be made by JOE'S at its own expense, except as provided below. If there is an error in favor of ITOCHU or any Approved Sublicensee in excess of three percent (3%) of the amount actually paid by ITOCHU as the Trademark Royalty with respect to any



                                   Page - 20

Contract Year in computing such Trademark Royalty, all cost and expense incurred by JOB'S in connection with such inspection and audit shall be borne by ITOCHU or such Approved Sublicensee, as the case may be.

22.      DURATION OF AGREEMENT.

22.1 The "Term" of this Agreement shall be for a period of three (3) years and six (6) months commencing on July 1, 2003 and expiring on December 31, 2006, with no options to renew.

22.2 Neither Party shall be under any obligation to extend the Term; neither Party shall incur any liability to the other Party for failure to do so, and this shall not give rise to any right or cause of action with respect thereto. In any event, if the Parties fail to enter into any new agreement or an extension of this Agreement, for any reason whatsoever, it shall automatically be deemed that no further relationship exists beyond the expiry of the present Term except as otherwise provided herein. It is understood and agreed upon by the Parties that the content of this Section 22.2 constitutes, under the laws of Japan, adequate and reasonable opportunity for notification of non-renewal in order to avoid any dispute in law as to the validity thereof. The Parties agree now that in the event of no extension or renewal of this Agreement, the Term of this Agreement is sufficient for the recovery of any investments anticipated, alternatively the Parties make such decision knowing that a risk in this regard may exist.

22.3 Notwithstanding anything to the contrary set forth herein, during the Term and one (1) year thereafter, JOE'S may not enter into, directly or indirectly, any discussion, negotiation or agreement with any Approved Sublicensee or Subdistributor with respect to this Agreement, or any business or transaction related to the Products or Trademarks ht the Territory, for any purpose or intent identical, similar or related to those of this Agreement without the prior written consent of ITOCHU.

23.      TERMINATION.

23.1 Termination for Event of Default. JOES shall have the right to immediately terminate this Agreement by giving a written notice to such effect to ITOCHU upon the occurrence of any of the following events:

(a) Any payment required of ITOCHU or any Approved Sublicensee or Subdistributor hereunder is not made within thirty (30) days of when it is due;

(b) ITOCHU or any Approved Sublicensee or Subdistributor fails to perform any of the other material terms or conditions of this Agreement and such failure continues for a period of twenty (20) days after receipt of written notice thereof (unless such event of default cannot be cured within a twenty (2,0) day period and ITOCHU or such Approved Sublicensee or Subdistributor shall have commenced to cure such event of default and cures it within an additional twenty
(20) day period);

(c) ITOCHU or any Approved Sublicensee or Subdistributor fails within thirty
(30) days after written notice that payment is overdue to pay for any materials, trim, fabrics, packaging or services relating to Products purchased by ITOCHU or



                                   Page - 21
any Approved Sublicensee or Subdistributor from JOE'S or from any agent or from licensee of JOE'S or any other JOE'S of such items;

(d) The Net Purchases of Imported Products for any Contract Year do not meet or exceed Minimum Net Annual Purchases of Imported Products for such Contract Year as stated in Exhibit F.

(e) The unit quantity of License Products manufactured in any Contract year, exceeds the unit quantity of Imported Products purchased for such Contract Year.

23.2 Termination for Other Causes. Each party shall have the right to immediately terminate this Agreement by giving a written notice to such effect to the other Party upon the occurrence of any of the following events:

(a) When the other Party (i) becomes insolvent or unable to pay its debts generally as they mature; (ii) makes an assignment for the benefit of creditors;
(iii) admits in writing its inability to pay its debts generally; (iv) consents to the appointment of a trustee or receiver or similar officer for itself or for a substantial part of the property thereof; (v) has an order, judgment or decree entered appointing, without its consent, a trustee or receiver for itself or for a substantial part of the property thereof; (vi) file a petition under applicable laws relating to bankruptcy, insolvency, reorganization, receivership, dissolution, liquidation or relief of debtors; (vii) be named as a debtor in an involuntary petition under applicable laws relating to bankruptcy, insolvency, reorganization, receivership, dissolution, liquidation or relief of debtors and consent thereto or acquiesce therein or such petition shall remain undismissed for a period of sixty (60) calendar days; (viii) have a final order, judgment or decree relating to bankruptcy, insolvency, reorganization, receivership, dissolution, liquidation or relief of debtors entered against itself;

(b) When the other party sells, assigns, conveys, transfers, leases or otherwise disposes of the whole or any substantial part of its business undertaking or assets, or ceases to carry on its business;

(c) When any representation or warranty of the other party contained herein or in any financial statement, certificate or addendum submitted by or on behalf of such other Party shall be untrue in any material respect on the date as of which it is made; or

(d) When any material suit, proceeding or claim is successfully brought in the Territory against JOE'S, ITOCHU, or any ITOCHU's indemnified Party, and resulted in a court or arbitration pronouncement that such suit, proceeding or claim is successful, alternatively if JOE'S has in its solo and unilateral discretion derided to compromise or settle such suit, proceeding or claim by relinquishing or transferring its ownership of or rights to the JOE'S Intellectual Property to the counter party in such compromise or settlement.

23.3 Remedies Cumulative. It is understood and agreed that in no event shall termination by either Party on any ground exclude, limit or prejudice any other rights or remedies which it may have hereunder or at applicable law, except as otherwise expressly set forth herein.



                                   Page - 22

23.4 No assignor for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of ITOCHU's assets or business shall have any right to continue the performance of ITOCHU under this Agreement.

24.      DISPOSAL OF STOCK UPON TERMINATION OR EXPIRATION_

24.1 Within fifteen (15) days after the termination or the expiration of this Agreement, ITOCHU shall furnish JOE'S, its agents and/or representatives with a certificate listing its and all Approved Sublicensees' or Subdistributors' inventory of the finished Products (which shall include, without limitation, all fabrics, trim and packaging which are used in the manufacture and marketing of the Licensed Products) on hand or work in process. Thereafter, JOE'S or its designee shall have the option (but not the obligation) to purchase from ITOCHU and/or the Approved Sublicensees or Subdistributors all or any part of their respective inventory of the products upon the following terms;

(a) JOE'S shall notify ITOCHU of its or its designee's intention, if any, to exercise this option within thirty (30) days of .TOE'S' receipt of such certificate and shall specify which of the Products we to be purchased;

(b) The price for Licensed Products shall be ITOCHU's or Approved Sublicensee's actual manufacturing cost; and

(c) The price for Imported Products shall be ITOCHU's or Approved
Subdistributor's landed cost in Japan excluding duty; and

(d) ITOCHU shall deliver the products so purchased, within fifteen (15) days of receipt of the notice referred to in Section 24.1(a) above. Payment shall be due upon delivery; JOE'S may deduct from the purchase price for such Products any amounts owed it by ITOCHU.

24.2 In the event that this Agreement has expired or been terminated for any cause, ITOCHU or the relevant Approved Sublicensee or Subdistributor, as the case may be, may sell any Products envisaged in Section 24.1 above and not purchased by JOE'S or its designee, on a non-exclusive basis in accordance with all the conditions of this Agreement, for a sell-off period of only one hundred eighty (180) days from the date of expiration or termination hereof. Where the Agreement has expired or been terminated, ITOCHU and the relevant Approved Sublicensees shall not manufacture any additional Licensed Products, but may continue to manufacture the semi-finished licensed Products at that time into the finished licensed Products. The Products not sold by ITOCHU or any Approved Sublicensee or Subdistributor in accordance with this Section 24.2 within the sell-off period allotted, shall be destroyed, or may be sold only after the Trademarks and all other JOE'S identifications have been removed therefrom prior to sale (which removal may be inspected by JOE'S, its agents and/or representatives).

24.3 In case of Section 24.2 hereof, ITOCHU shall send to JOE'S, by facsimile, the information required on the Royalty Statement form attached hereto as Exhibit J, within thirty (30) days of the end of such permitted sell-off period, with respect to all sales of the Licensed Products by ITOCHU and any Approved Sublicensee during the relevant sell-off periods, Within thirty (30) days of the expiration of such permitted sell-off, period, ITOCHU shall pay JOE'S the



                                   Page - 23
appropriate amount of the Trademark Royalty due with respect to sales of Licensed Products by ITOCHU and any Approved Sublicensee during such sell-off period.

24.4 In case of Section 24.2 hereof, ITOCHU may use the JOE'S Intellectual Property on promotional items, advertising materials and samples in connection with the sale of the Products as contemplated thereby and for any other uses thereof reasonably intended to promote such sales.

25.      EFFECT OF TERMINATION OR EXPIRATION.

25.1 Except as specifically provided in Section 24 above, upon the termination or the expiration of this Agreement, all rights of ITOCHU and any Approved Sublicensee or Subdistributor to use the JOE'S Intellectual Property, including, without limitation, rights to manufacture, distribute, offer to sell, sell and advertise the Licensed, Products shall terminate or, as appropriate, be assigned to JOE'S. ITOCHU will execute, and will cause the Approved Sublicensees or Subdistributors to execute, any instruments requested by JOE'S that are necessary or desirable to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance Shall be without consideration other than the mutual covenants contained in this Agreement. JOE'S may thereafter license the right to use the Trademarks and/or Design Rights in connection with the manufacture, wholesale, offer for sale at wholesale, distribution and Advertising of the Products in the Territory. Prior to the expiration of this Agreement, but no sooner than six (6) months before the expiry of the Term of this Agreement, JOES may license the right to use the JOE'S Intellectual Property as provided for in Section 2.1 to any other party, provided that any such license agreement shall not commence before the first day after the last day of the Term of this Agreement.

25.2 In the event of any expiration or termination of this Agreement, all existing individual contracts for the Imported Products shall be fulfilled pursuant to the terms of this Agreement even after the expiration or termination hereof, and any rights and obligations of either Party accrued before the expiration or termination hereof shall in no way be affected by the expiration or termination hereof: provided, however, that if this Agreement is terminated pursuant to Section 23.1 or 23.2 above, such terminating Party shall have the right to terminate or rescind any individual contract or purchase orders for the Imported Products.

25.3 Under no circumstances shall ITOCHU or any Approved Sublicensee or Subdistributor be entitled, directly or indirectly, to any form of compensation or indemnity from JOE'S, or its affiliates, licensees or distributors, as a consequence of the expiration or termination of this Agreement, whether as a result of the passage of time, or as a result of any other cause of termination referenced in this Agreement. ITOCHU waives, and shall cause each Approved Sublicensee or Subdistributor to waive, any claim which it has or which it may have in the future against JOE'S or its affiliates, licensees or distributors arising from any alleged goodwill created by ITOCHU or any Approved Sublicensee or Subdistributor with respect to the Products, or from their alleged creation or increase of a market for the Products in the Territory.



                                   Page - 24

26.      INDEMNITY.

26.1 JOE'S' Indemnification. JOE'S shall defend, indemnify and hold ITOCHU harmless from and against any and all losses, damages, claims, actions, liabilities, costs and expenses (including, without limitation, attorneys' fees) of whatever nature incurred or suffered by ITOCHU arising out of or related to any breach by JOE'S of any obligation, representation, warranty or covenant in this Agreement.

26.2 ITOCHU's Indemnification. ITOCHU shall defend, indemnify and hold JOE'S harmless from and against any and all losses, damages, claims, actions, liabilities, costs and expenses (including, without limitation, attorneys' fees) of whatever nature incurred or suffered by JOE'S arising out of or related to any breach by ITOCHU of any obligation, representation, warranty or covenant in this Agreement.

27. LIMITATION OF LIABILITY. EXCEPT FOR THE LIABILITIES OF JOE'S UNDER SECTIONS 9(f) AND 19.4 ABOVE, NEITHER JOE'S NOR ITOCHU SHALL BE RESPONSIBLE TO THE OTHER NOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF REVENUES, PROFITS, OPPORTUNITIES OR SAVINGS) ARISING DIRECTLY OR INDIRECTLY OUT OF OR CONNECTED IN ANY WAY WITH THIS AGREEMENT, REGARDLESS OF FORMS OF ACTION, WHETHER BY CONTRACT, TORT, STATUTORY OR OTHERWISE, EXCEPT IF IT WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY HEREOF.

28.      TRANSFER OF INTEREST.

28.1 JOE'S shall have the right to transfer or assign all or any part of its rights or obligations candor this Agreement to any person or legal entity, With respect to any assignment which results in the subsequent performance by the assignee of any of JOE'S' obligations under this Agreement, the assignee shall expressly assume and agree to perform such obligations, and shall become solely responsible for all such obligations of JOE'S under this Agreement from the date of assignment. In addition, and without limitation to the foregoing, ITOCHU expressly affirms and agrees that JOE'S may sell its assets, may sell its securities in a public offering or in a private placement, may merge, acquire other corporations, or be acquired by another corporation, and may undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring.

28.2 ITOCHU understands that this Agreement is personal to ITOCHU, its reputation and ITOCHU's key management, and acknowledges that JOE'S has granted this license in reliance on the business skill, financial capacity, and personal character of ITOCHU. Accordingly, except ac Set forth below, neither ITOCHU nor any Approved Sublicensee or Subdistributor, without the prior written consent of JOE'S, shall assign, transfer, pledge, or otherwise encumber ("Transfer"). (i) this Agreement; (ii) any of the rights and obligations of ITOCHU under this Agreement; (iii) any interest in this Agreement, of ITOCHU or any Approved Sublicensee or Subdistributor. JOE'S may grant or withhold its consent to the proposed Transfer, or impose conditions on the proposed Transfer, in its discretion. Any purported Transfer, by operation of law or otherwise, not having the prior written consent of JOE'S as required by this Section 27.2, shall be



                                   Page - 25
null and void, and shall constitute a material breach of the terms of this Agreement for which JOE'S, as a consequence, immediately may terminate this Agreement pursuant to Section 23 without affording ITOCHU or any purported transferee an opportunity to cure.

29. CONFIDENTIALITY. A confidential relationship is created by thin Agreement. Except in connection with their respective rights and obligations under this Agreement, JOE'S, ITOCHU, and their respective affiliates, employees, attorneys, and accountants shall keep confidential and not take or use for its own purpose,
(i) Confidential Information of the other and (ii) the terms of this Agreement, unless with the prior written consent of the other Party or pursuant to, or as may be required by, law, or in connection with regulatory or administrative proceedings, and only then with reasonable advance notice of such disclosure to the other Party.

30.      MISCELLANEOUS.

30.1 Notice. Any notice, communication or legal service of process is effective when personally delivered in writing; or on the date when the, notice or communication is telecopied (with a confirmation copy having been sent by airmail); or three (3) days after the notice or communication is sent by overnight air courier service (e.g., Federal Express). All notices shall be sent to the parties at the notice addresses listed below or to such other persons and notice addresses as may be designated in writing by the parties to each other:

                  TO:      JOE'S JEANS, INC.
                           5504 East Slauson Avenue
                           Commerce, California 90040 USA

                           Attention        : ________________
                           Telephone        : 323.725-5583
                           Facsimile        : 323.728-1829

                  TO:      ITOCHU CORPORATION
                           5-1, Kita Aoyama 2-chome
                           Minato-ku, Tokyo 107-8077 JAPAN

                           Attention        : ________________
                           Telephone        : 81.3.3497-2505
                           Facsimile        : 81.3.3447-2518

30.2 Time is of Essence. Time is of essence in performing the obligations of this Agreement.

30.3 Binding Effect. This Agreement shall be binding, upon and inure to the benefit of the successors and permitted assigns of the parties.

30.4 Governing Law. All questions concerning this Agreement, the rights and obligations of the parties, its enforcement, and its validity, effect, interpretation and construction, which are governed by state law, shall be determined under the laws of the State of California.



                                   Page - 26

30.5 Severability. The provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, curd shall not affect such provision in any other jurisdiction. To the extent legally permissible, a provision that reflects the original intent of the Parties shall be substituted for such invalid or unenforceable provision.

30.6 Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

30.7 Exhibits. The Exhibits attached hereto are hereby incorporated by reference and form integral parts hereof.

30.8 Non-waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not be a waiver of that term or provision, stop that Party from enforcing that term or provision, or preclude that Party from enforcing that term or provision by estoppel or by laches. The receipt by a Party of any benefit from this Agreement shall not affect the right of that Party to enforce any Section hereof. None of the terms of this Agreement shall be deemed to be waived or modified, except by an express agreement in writing, signed by an authorized officer of the Party against whom enforcement of the waiver or modification is sought, supported by new consideration.

30.9 Entire Agreement. This Agreement, including all Exhibits, constitutes the entire agreement between the parties, and supersedes all prior negotiations and agreements between the parties concerning its subject matter. This writing is intended as the final, complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and may only be amended or terminated orally.

30.10 This Agreement shall be interpreted to give JOE'S maximum control of the usage of the Trademarks end Design Rights.

30.11 Independent Contractor: Nothing in this Agreement shall be construed to constitute either party the agent of the other or to constitute the parties as member of a joint venture of partners, nor shall any similar relationship be deemed to exist between them.

30.12 Expenses and Taxes. Except as otherwise specifically provided herein, whether or not the transactions herein contemplated are consummated, each Party shall pay the fees, expenses and disbursements incurred by it and its agents, representatives and legal advisors in connection. with this Agreement and any amendments hereto as well as all other costs and expenses incurred in the performance of and compliance with all conditions to be performed by it hereunder.

30.13 Counterparts. This Agreement may be executed in multiple counterparts and is effective when each or the Parties have executed a copy hereof. Each of the counterparts shall be deemed an original, all counterparts taken together shall comprise one and the same instrument.



                                   Page - 27

31.      ARBITRATION.

31.1 Except as provided herein, all disputes arising out of or relating to this Agreement shall be settled and determined by binding, expedited arbitration in accordance with the Rules of the International Chamber of Commerce. In the event that the Rules of the International Chamber of Commerce do not cover a question arising during the arbitration, then the Rules of the American Arbitration Association shall apply. The arbitration proceedings shall be conducted in London, United Kingdom. The arbitration shall be carried on by an Arbitration panel selected in accordance with the Rules of the international Chamber of Commerce, and all hearings shall be before and transcribed by a certified court reporter. Until a determination hereunder, the parties shall share the payment of the expenses of the arbitrator and the court reporter. The arbitrator's award shall be rendered within sixty (60) days after the conclusion of the arbitration proceedings (i.e., after the matter is deemed submitted to the arbitrator). Judgment upon the arbitration award rendered by the arbitrator may be entered in and enforced by any court or tribunal having jurisdiction thereof. The arbitration award shall have the same force and effect as if the award and decision were made and entered by a trial court or tribunal of competent jurisdiction.

31.2 The Arbitration Panel shall have the power to award specific performance of permanent injunctive relief and other rights or monies in accordance with the provisions of this Agreement. All provisional remedies shall be the exclusive jurisdiction of the courts located where such remedies are sought. ITOCHU acknowledges and admits that the Trademarks possess a special, unique and extraordinary character, which makes difficult the assessment of monetary damages which JOE'S might sustain by any use which is inconsistent with this Agreement, and that irreparable injury would be caused to JOE'S thereby, such that injunctive and similar relief would be appropriate in the event of any such uses. Without prejudice to any other right and/or remedy either party may have under this Agreement or the law, if, after notice, the other party fails to take any action which it is obligated to take under this Agreement, including without limitation, providing any information and submitting required reports, products or uses of the Trademarks, then the non-breaching party shall be entitled to an award of specific performance to compel such action.

31.3 The parties reserve all of their respective rights to provisional remedies that they would have at law or equity, including injunctive or similar relief. JOE'S reserves the right to obtain injunctions and other declaratory relief to protect the Trademarks, the Design Rights `and associated goodwill.

31.4 In any arbitration, action or other proceeding between the parties for relief based in whole or in part on this Agreement (or the breach thereof), the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys'
fees) incurred in the proceeding.

31.5 Any award of the arbitrator shall be final and binding upon the parties and judgment may be entered in the courts of the State of California or any United States federal court in California. ITOCHU waives any objection to (A) personal jurisdiction; (b) venue; and (c) service of process of any United States Federal Court or California State Court in Los Angeles County, California, United States of America.



                                   Page - 28

31.6 Any claim is barred and waived unless ,the claimant institutes arbitration proceedings prior to the date when any action in court would be barred by the statute of limitations. The failure to institute arbitration proceedings prior to the expiration of the applicable statute of limitations constitutes an absolute bar to the institution of any arbitration or other proceeding by either party.

         [Signature page to follow]




                                   Page - 29

         IN WITNESS WHEREOF, the Parties have caused their duly authorized representative to execute this Agreement as of the date first above written.

                                   For and on behalf of
                                   ITOCHU CORPORATION ("ITOCHU")
                                   a Japan corporation



                                   By: /s/ Takeshi Kumekawa
                                       -------------------------------------
                                   Name:  Takeshi Kumekawa
                                   Title: Chief Operating Officer, Brand
                                          Marketing Division



                                   For and on behalf of
                                   JOE'S JEANS INC. ("JOE'S")
                                   a California corporation



                                   By: /s/ Samuel J. Furrow, Jr.
                                       -------------------------------------
                                   Name:  Samuel J. Furrow, Jr.
                                   Title: CEO



                                   Page - 30

                                    EXHIBIT A

                                   DEFINITIONS

1. "Advertising" shall mean any communication of ITOCHU and/or any Approved Sublicensee or Subdistributor in any media directed to the trade or the public with the exception of promotions.

2. "Allowances" shall mean any written credit given by ITOCHU or any Approved Sublicensee or Subdistributor to their respective customers in the ordinary course of their business upon the sale of the Products or either of the Licensed Products and Imported Products, as the case may be, to any such customer and which is customary in the trade.

3. "Approved Subdistributor" shall mean any subdistributor of the Imported Products and as may be appointed by ITOCHU and approved by .TOE'S pursuant to
Section 11. hereof.

4. "Approved Sublicensee" shall mean any sublicensee of the rights granted by JOE'S to ITOCHU hereunder as may be appointed by ITOCHU and approved by JOE'S pursuant to Section 11 hereof; provided that such sublicensee remains in full compliance with the terms and conditions hereof relating to Approved Sublicensee.

5. "Average Wholesale Price" shall mean the weighted average of all wholesale sales based on the Gross Sales price as defined below in this Exhibit A.

6. "Confidential Information" shall mean information, including a formula, pattern, design, sample, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under circumstances to maintain its secrecy.

7. "Contract Year" shall mean each period during the Term as set forth in Exhibit K attached to this Agreement.

8. "Design Concept" shall have the meaning assigned to it under Section 15.2.

9. "Design Rights" shall mean all rights, including copyrights, patterns, design patents and Confidential Information in and to any designs of the Products and to any prints, packaging designs, labels, Advertising or promotional material and any utter designs using or used in conjunction with the Trademarks, Trade Dress and Know-How, whether created by JOE'S or any third party engaged by JOE'S to create any thereof.

10. "Gross Sales" shall mean the gross invoice amount in Japanese Yen charged by any Approved Sublicensee or Subdistributor on the sale of the Licensed Products to its customers hereunder. For the purpose of computing the Net Sales of Licensed Products as the basis of the Trademark Royalty under Section 24.1 hereof, the Gross Sales of any Licensed Products sold by ITOCHU or its Approved Sublicensee at the Retail Locations owned or operated by it or its affiliates shall be deemed to be fifty percent (50%) of the actual retail price thereof.



                                   Page - 31

11. "Image" shall mean primarily the quality and style of the Products which represent the current image of JOE'S, its Trademarks and goodwill in the market, packaging, advertising and promotion, creation and introduction of new products, price levels and type of outlets with reference to quality of service provided by retail outlets and quality of presentation of Products in retail outlets.

12. "Imported Products" shall mean any and all of only those items specified as such in Exhibit C attached hereto, which are purchased by ITOCHU from JOE'S and imported into the Territory under the terms and conditions specified in Section
20.3 of this Agreement, and bearing the Trademarks.

13. "JOE'S Intellectual Property" shall mean any and all of the Trademarks, Trade Dress, Design Rights and Know-How pertaining to the Products and specifically as intended in the rights granted in this Agreement.

14. "Japanese Retail Price" shall mean the price or prices (denominated in Japanese Yen) at which Imported Products may be sold in the Territory and as may be determined by ITOCHU at its sole discretion subject to Section G of this Agreement.

15. "JOE'S' Current Suggested Retail Price" shall mean the price or prices at which the Imparted Products are sold by JOE'S in the United States of America.

16. "Know-How" shall have the meaning assigned to it under Section 15.1 hereof.

17. "Licensed Products" shall mean any and all of only those items specified as such in Exhibit C attached hereto, which are manufactured by ITOCHU under the design or direction, and approval of JOE'S, and bearing the Trademarks.

18. "Minimum Net Purchases of Imported Products" shall mean the minimum net purchase amount after discount of the Imported Products which ITOCHU shall be required to purchase hereunder for each Contract Year, as set forth in Exhibit D attached to this Agreement.

19. "Net Sales of Licensed Products" shall mean the Gross Sales of the Licensed Products as the ease may be, less only (i) the applicable consumption tax imposed by Japanese taxing authorities with respect to sales of the Licensed Products and (ii) Trade Discounts, Allowances and Returns.

20. "Person" shall mean any natural person or entity, as well as any firm, corporation, limited liability company, trust, partnership, joint venture, association, or other business organization, under or subject to the laws of any jurisdiction.

21. "Products" shall mean all Licensed Products and all Imported Products; Products shall moan only those items specified in Exhibit P attached to this Agreement and which are purchased from JOE'S or manufactured by ITOCHU or any Approved Sublicensee.

22. "Purchase Price" shall mean the price at which JOE'S shall sell the Imported Products to ITOCHU and as determined in Section 4(h) hereof.



                                   Page - 32

23. "Quarter" shall mean each of the three-month periods during the "term (i) from January through March, (ii) from April through June, (iii) from July through September and (iv) from October through December.

24. "Retail Locations" shall mean all locations or places where the Products are sold at retail, including without limitation, Department Stores, Specialty Stores and Boutiques.

25. "Returns" shall mean the Gross Sales amount of those Licensed Products, which are returned from Retail Locations at the end of a season or and are subject to a consignment arrangement, or are returned during a season by customers for valid reasons, and which transactions in the trade are customary practices between customers and Approved Sublicensees.

26. "Season" shall mean any or each of Spring/Summer and Fall/Winter seasons during the Term.

27. "Seconds" shall mean damaged, imperfect, non-first quality or defective goods in the Products.

28. "Sublicense Agreement" shall mean a sublicense agreement, which has been. approved by JOE'S, and which is entered into between ITOCHU and an Approved Sublicensee.

29. "Subcontractor" shall mean any Person that is contracted by ITOCHU and/or any Approved Sublicensee to manufacture the Licensed Products.

30. "Term" is defined in Section 22.1 of this Agreement.

31. "`Territory" shall mean Japan.

32. "Trade Discounts" shall mean all reductions in the sales price of the Products or either of the Licensed Products and Imported Products, as the case may be, in the ordinary course of its business by ITOCHU or an Approved Sublicensee.

33. "Trademark Royalty" shall mean six percent (6%) of the Net Sales of Licensed Products which are bottoms, and shall mean five percent (5%) of the Net Sales of licensed Products which are tops. This represents the amount payable by ITOCHU to JOE'S under this Agreement as the consideration for the grant by JOE'S to ITOCHU of the right to use the Trademarks and Design Rights thereunder.

34. "Trade Dress" shall mean the use of the Trademarks, labels or distinctive dress in the packaging of goods so as to identify and differentiate the Products.

35. "Trademarks" shall mean only those trademarks specified in Exhibit B attached to this Agreement; provided, however, from time to time hereafter JOE'S may designate in writing additional trademarks to be included in Exhibit B and/or otherwise modify the schedule of trademarks set forth therein.

                             [THE END OF EXHIBIT A]



                                   Page - 33

                                    EXHIBIT B

                                   TRADEMARKS

1.       TRADEMARKS.

         JOE'S owns the following Trademarks in the Territory and, subject to the terms and conditions of the Agreement, has granted certain rights in the Trademarks to ITOCHU:

2. REGISTRATIONS AND APPLICATIONS.

         JOE'S has registered or filed applications for registration of the following Trademarks in the Territory:


Mark        Class     Application No.      Registration No.
----------- --------- -------------------- ----------------------------

JOE'S       18, 25                         4625446
----------- --------- -------------------- ----------------------------

JOE'S       18, 25    2002-27823
----------- --------- -------------------- ----------------------------

3. ADDITIONAL APPLICATIONS FOR TRADEMARK REGISTRATIONS.

         JOE'S agrees to file such additional applications to register the Trademarks in the Territory as may be reasonably requested by ITOCHU to protect the Trademarks as they may be used on or in connection with the Products in accordance with the terms and provisions of this Agreement.

                             [THE END OF EXHIBIT B]



                                   Page - 34

                                    EXHIBIT C

                                    PRODUCTS

LICENSED PRODUCT

         1. Men's casual apparel: tops and bottoms including jeans, other denim products, twill pants, and lightweight cotton pants, knitted and woven tops using the Trademark. This category excludes all accessories and excludes activewear, cardigans, underwear, jackets, suits, sweaters, swimwear, outerwear, underwear.

         2. Women's casual apparel. tops and bottoms including jeans, other denim products, twill pants, and lightweight cotton pants, knitted and woven tops using the Trademarks. This category excludes all accessories and excludes activewear, cardigans, innerwear, jackets, suits, sweaters, swimwear, outerwear, underwear.

IMPORTED PRODUCTS

         1. Men's apparel bottoms including jeans, other denim products, twill pants, and lightweight cotton pants using the Trademarks.

         2. Women's apparel bottoms including jeans, other denim products, twill pants, and lightweight cotton pants using the Trademarks.

                             [THE END OF EXHIBIT C]



                                   Page - 35

                                    EXHIBIT D

                   MINIMUM NET PURCHASES OF IMPORTED PRODUCTS

The following contractual obligations represent the committed annual purchase amounts of Imported Products to be purchased by ITOCHU from .JOE'S, calculated can an FOB California basis after any discount ;

First Contract Year (From July 1. 2003 to December 31, 2004):
         One Million and Five Hundred Thousand U.S. Dollars (US$ 1,500,000)

Second Contract Year (From January, 2005 to December 31, 2005):
         Two Million U.S. Dollars (US$ 2,000,000)

Third Contract Year (From January 1, 2006 to December 31, 2006):
         Two Million and Two Hundred Fifty Thousand U.S. Dollars (US$ 2,250,000)

                             [THE END OF EXHIBIT D]



                                   Page - 36

                                    EXHIBIT E

                          JOE'S STANDARD PURCHASE ORDER




FORMAT TO BE PROVIDED BY JOE'S FROM TIME TO TIME




                                   Page - 37

                                    EXHIBIT F

                              CUSTOMER PROFILE FORM
                               (RETAIL LOCATIONS)


----------------------------------------------------------------------------
Corporate Name                         DBA Name                Date

----------------------------------------------------------------------------
Owner's Name                           Buyer's Name

----------------------------------------------------------------------------
Address

----------------------------------------------------------------------------
City                                   State                   Zip

----------------------------------------------------------------------------
Phone                                  Fax

----------------------------------------------------------------------------

Type of Store: _________________       Specialty Department Other: _________

Year Business Established:_______         At Present Location Since: _______

Are you currently doing business with ________?  No  Yes Division:__________

Key Manufacturers you are currently doing business with:

----------------------------                     ---------------------------
----------------------------                     ---------------------------
----------------------------                     ---------------------------

Please check the merchandise you currently carry in your store.

___ Sportswear        ___ Accessories       ___ Handbags and small leather goods
___ Socks/ legwear    ___ Jewelry           ___ Sleepwear            ___ Other

Number of stores you operate _________

List the store locations (attach sheet if necessary):

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------



                                   Page - 38

                                    EXHIBIT G

                    SUBLICENSEE/SUBDISTRIBUTOR APPROVAL FORM

                                                      Date _____________________

Legal Name of Applicant                       __________________________________

Business Name (if different)                  __________________________________

Principal Address                             __________________________________

                                              __________________________________

Telephone No.__________________                     Fax No. ____________________

Name(s) of Affiliates (if any)                __________________________________

Name of Principal Owner(s)                    __________________________________

Name(s) of Key Management                     __________________________________

Year Established________________                    Capitalization _____________

Annual Sales (previous year)                  __________________________________

Nature of Business and Activities             __________________________________

Other Brands dealt with                       __________________________________

Proposed Products                             __________________________________

Business Plan (please attach)                 __________________________________

Signature of Applicant/ Candidate             __________________________________

Signature of ITOCHU                           __________________________________

Approved _____________________                      Disapproved ________________




                                   Page - 39

                                    EXHIBIT H

                         LICENSED PRODUCT APPROVAL FORM
            (FOR .STYLE APPROVAL ONLY. SEE FABRIC/COLOR APPROVAL FORM
                              FOR FABRIC: APPROVAL)

Name of Licensee                    _______________________________

Licensed Product(s)                 _______________________________

Licensee's Address                  _______________________________

--------------------------------------------------------------------------------
 PLEASE ATTACH LINE SHEETS (WHICH SET OUT WHOLESALE PRICES) AND CONCEPT BOARDS/
                            SKETCHES (IF APPLICABLE)
--------------------------------------------------------------------------------

Season __________________

Start Taking Orders for this Line                _______________________________

End Taking Orders for this Line                  _______________________________

Start Ship Date for this Line                    _______________________________

End Ship Date for this Line                      _______________________________

Expected Average Wholesale Price                 _______________________________

Retail Price                                     _______________________________



--------------------------                       -------------------------------
Signature of ITOCHU                              Signature of JOE'S

___ Approved ____________                        ___ Disapproved _______________

Comments _______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Date Returned to ITOCHU _______________________

A letter detailing any changes, modifications or specific disapproval of styles will accompany this form when it is returned to the ITOCHU.




                                   Page - 40

                                   EXHIBIT H-1

                        FABRIC AND/OR COLOR APPROVAL FORM
              (FABRIC AND COLOR APPROVAL ONLY. SEE LICENSED PRODUCT
                            APPROVAL. FORM FOR STYLE)

Name of Licensee                    _______________________________

Licensed Product(s)                 _______________________________

Licensee's Address                  _______________________________

                     Season _______________________________

PLEASE ATTACH ONE (1) SET OF SWATCHES

Beside each swatch please provide the names of the colors of each fabric along with what style or groups will be of each fabric.




___ Approved ______________                    ___ Disapproved _________________

Comments _______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

--------------------------                      --------------------------------
Signature of ITOCHU                             Signature of JOE'S


Date Returned to ITOCHU _______________________




                                   Page - 41

                                   EXHIBIT H-2

                       LICENSED PROPERTY USE APPROVAL FORM
          (ALL USES OT JOE'S TRADEMARKS THAT ARE NOT ADVERTISING E.G.,
              TRIM, LABELS, STATIONERY, PACKAGING, DISPLAYS, ETC.)



Name of Licensee                    _______________________________

Licensed Product(s)                 _______________________________

Description of Use _____________________________________________________

----------------------------------------------------------------------


___ Concept Design              ___ Color Indication            ___ Finished Art

___ Production Sample           ___ Final Sample



___ Approved ______________                   ___ Disapproved __________________

Comments/Suggestions: _________________________________________________

----------------------------------------------------------------------

----------------------------------------------------------------------

If submission is a label or hangtag, Name and Address of supplier:

----------------------------------------------------------------------

----------------------------------------------------------------------


         ATTACH A SAMPLE OF USE IN THIS SPACE OR AFFIX TO SEPARATE PAGE




--------------------------                     ---------------------------------
Signature of ITOCHU                            Signature of JOE'S





                                   Page - 42

                                    EXHIBIT I

                            ADVERTISING APPROVAL FORM
                (SUBMISSIONS MAY BE APPROVED ONLY IN WRITING AND
                          ONLY IF ALL CHANGES ARE MADE)


Name of Licensee                    _______________________________

Licensed Product(s)                 _______________________________

--------------------------------------------------------------------------------
                               ARTWORK SUBMISSION
--------------------------------------------------------------------------------

Please check the Media of Advertising:

___ Full Page Ad            ___ Billboard            ___ Other _________________

Name of Publication ____________________________________________________________

Country: ______________                  Issue Date: ___________________________

Ad Position (as detailed as possible): _________________________________________

___ Left Hand Page          ___ Right Hand Page      ___ Full Page Spread

Please follow the applicable instructions: _____________________________________

-------------------------------------------------------------------------

-------------------------------------------------------------------------

Special Instructions: _______________________________________________________

-------------------------------------------------------------------------


  ----------------------       -----------------------      --------------------
         Approved               Approved with Changes            Disapproved

--------------------------------------------------------------------------------
                             PUBLICATION SUBMISSION
--------------------------------------------------------------------------------

Name of Publication:
(A copy of the magazine or newspaper must be included)

Frequency (check one): ___ Daily   ___ Weekly   ___ Monthly  ___ Other _________

Comments/Suggestions: ____________________________________________________


       ----------------------                  --------------------
              Approved                             Disapproved




                                   Page - 43

                                    EXHIBIT J

                           QUARTERLY ROYALTY STATEMENT

       [* ITOCHU will be provided with a format for this standard report]




                                   Page - 44

                                    EXHIBIT K

                                 CONTRACT YEARS




First Contract Year:                  From July 1, 2003 to December 31, 2004


Second Contract Year:                 From January 1, 2005 to December 31, 2005


Third Contract Year:                  From January 1, 2006 to December 31, 2005

                             [THE END OF EXHIBIT K]


                                   Page - 45